Exhibit 99.CODE ETH

Financial Code of Ethics for Principal Executive and Financial Officers

1.       HONEST AND ETHICAL CONDUCT

The Principal Executive Officer, Principal Financial Officer, or other Trust officers performing similar functions (the “Principal Officers”) of the Engine No. 1 ETF Trust (the “Trust”) shall act with honesty and integrity, ethically handle actual or apparent conflicts of interest between personal and professional relationships, and shall report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between their interests and those of the Trust to the Audit Committee, the full Board of Trustees of the Trust, and, in addition, to any other appropriate person or entity that may reasonably be expected to deal with any conflict of interest in timely and expeditious manner. A conflict of interest can arise when a person takes actions or has interests that may make it difficult to perform his or her work on behalf of the Trust objectively and effectively.

The Principal Officers shall act in good faith, responsibly, with due care, competence and diligence, without misrepresenting acts or allowing their independent judgment to be subordinated or compromised.

The names of the Principal Officers covered by this Code of Ethics are listed on Schedule A hereto.

2.       FINANCIAL RECORDS AND REPORTING

The Principal Officers shall provide full, fair, accurate, timely and understandable disclosure in the reports and/or other documents to be filed with or submitted to the Securities and Exchange Commission or other applicable body by the Trust, or that is otherwise publicly disclosed or communicated. The Principal Officers shall comply with applicable rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

The Principal Officers shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information except when authorized or legally obligated to disclose. The Principal Officers will not use for their personal benefit (directly or indirectly) any confidential information acquired in the course of their duties as Principal Officers.

The Principal Officers shall share knowledge with relevant parties to keep them informed of the business affairs of the Trust, as appropriate, and maintain skills important and relevant to the Trust’s needs; shall proactively promote ethical behavior of the Trust’s employees and as a partner with industry peers and associates; and shall maintain control over and responsibly manage assets and resources employed or entrusted to them by the Trust.

3.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Principal Officers shall establish and maintain mechanisms to oversee the compliance of the Trust with applicable federal, state or local law, regulation or administrative rule, and to identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local law, regulation or rule.

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4.       COMPLIANCE WITH THIS CODE OF ETHICS

The Principal Officers shall promptly report any violations of this Code of Ethics, including violations of securities laws or other laws, rules and regulations applicable to the Trusts, to the Audit Committee as well as the full Board of Trustees of the Trust and shall be held accountable for strict adherence to this Code of Ethics. A proven failure to uphold the standards stated herein shall be grounds for such sanctions as shall be reasonably imposed by the Board of Trustees of the Trust.

5.       AFFIRMATION OF THE CODE

Upon adoption of the Code, the Principal Officers must affirm in writing that they have received, read and understand the Code, and annually thereafter must affirm that they have complied with the requirements of the Code.

6.       AMENDMENT AND WAIVER

This Code of Ethics may only be amended or modified by approval of the Board of Trustees. Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code of Ethics shall be communicated publicly in accordance with Item 2 of Form N-CSR under the 1940 Act.

Adopted: January 21, 2021

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SCHEDULE A

Principal Executive Officer: Jason LaMacchia

Principal Financial Officer: Josh Hunter

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